ARTICLES OF AMENDMENT
TO
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
SWINGING PIG PRODUCTIONS, INC.

Pursuant to the provisions of Section 607.1006 of the Florida Statutes, this Corporation's Amended and Restated Articles of Incorporation is hereby amended as follows:

1. Article FIRST shall be replaced in its entirety with the following:

"FIRST. The name of this corporation is **Heavy Earth Resources, Inc.**"

2. Article FOURTH shall be replaced in its entirety with the following:

"FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is three hundred million (300,000,000) shares with a par value of $.001 per share amounting to $300,000.00, of which 300,000,000 shares shall be Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote, in person or by proxy, on any matter on which action of the stockholders of this Corporation is sought."

The amendments were approved by the Corporation's Board of Directors on September 14, 2011 and were adopted by the majority shareholder on September 14, 2011. The number of votes cast for the amendments by the majority shareholder was sufficient for approval.

By: ______________________ Date: October 13, 2011
Michael Davis
Its: President